UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2015

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2015, the shareholders of NeoGenomics, Inc. (the “Company”) voted to elect Lynn A. Tetrault and Alison L. Hannah, M.D. to serve as members of the Board of Directors effective immediately. It is expected that Ms. Tetrault will serve as Chairwoman of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. Dr. Hannah is expected to serve as a member of the Compliance Committee. Ms. Tetrault and Dr. Hannah will receive quarterly fees of $11,250 paid quarterly in arrears for their service on the board of directors. Ms. Tetrault will also receive fees for her service on the nominating and corporate governance committee and on the compensation committee. Those fees will be $2,500 per quarter for being Chairwoman of the Nominating and Corporate Governance Committee and $1,250 per quarter for being a member of the Compensation Committee. Dr. Hannah will receive fees for her service on the Compliance Committee and she will receive $1,250 per quarter for being a member of the committee. These committee fees will be paid in arrears. Ms. Tetrault and Dr. Hannah will also receive a restricted stock grant of 1,560 shares of common stock which will vest over the next three (3) quarters for their service on the board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: June 17, 2015